Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
336-881-5630

CULP ANNOUNCES RESULTS FOR SECOND QUARTER FISCAL 2019

Board of Directors Authorizes Increase
in Quarterly Cash Dividend from $0.09 to $0.10 Per Share

HIGH POINT, N.C. (November 29, 2018) ─ Culp, Inc. (NYSE: CULP) today reported financial and operating results for the second quarter and six months ended October 28, 2018.

Fiscal 2019 Second Quarter Highlights

■	Net sales were $77.0 million, down 4.6 percent over the prior year, with mattress fabrics segment sales down 13.6 percent and upholstery fabrics segment sales up 9.1 percent.

■
Pre-tax income was $4.3 million, compared with $6.2 million for the prior year period.  Excluding restructuring and related charges and credits and other non-recurring items resulting in a net benefit of approximately $543,000, pre-tax income was $3.7 million for the second quarter of fiscal 2019.  (See reconciliation table on page 7).

■	Net income was $2.9 million, or $0.23 per diluted share, compared with net income of $4.0 million, or $0.32 per diluted share, in the prior year period.

■	The company’s financial position reflected total cash and investments of $41.5 million and no debt. (See summary of cash and investments table on page 6).

■	The company announced an 11 percent increase in its quarterly cash dividend from $0.09 to $0.10 per share, or $0.40 per share on an annualized basis, commencing in the third quarter of fiscal 2019.

Fiscal 2019 Year to Date Highlights

■	Net sales were $148.5 million, down 7.3 percent over the prior year, with mattress fabrics segment sales down 18.6 percent and upholstery fabrics segment sales up 10.0 percent.

■
Pre-tax income was $6.2 million, compared with $12.9 million for the prior year period.  Excluding restructuring and related charges and credits and other non-recurring items of approximately $1.5 million, pre-tax income was $7.7 million for the year to date period. (See reconciliation table on page 7).

■	Net income was $3.9 million, or $0.31 per diluted share, compared with net income of $9.0 million, or $0.71 per diluted share, in the prior year period.

Financial Outlook

■
The projection for the third quarter of fiscal 2019 is for overall sales to be down approximately seven percent compared to the same period last year.  Pre-tax income is expected to be in the range of $4.6 million to $5.4 million, excluding any restructuring and related charges and credits and other non-recurring charges.  Pre-tax income for the third quarter of fiscal 2018 was $7.5 million.  Our performance for the fourth quarter of fiscal 2019 is currently expected to be more in line with the results achieved during the fourth quarter of last fiscal year.

■
Given the strong free cash flow achieved in the second quarter and the current outlook, free cash flow for fiscal 2019 is expected to be improved over last year’s results, even with significant headwinds in the mattress fabrics segment.

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Culp Announces Results for Second Quarter Fiscal 2019

November 29, 2018

Overview

For the second quarter ended October 28, 2018, net sales were $77.0 million, compared with $80.7 million a year ago.  On a pre-tax basis, the company reported income of $4.3 million, compared with pre-tax income of $6.2 million for the second quarter of fiscal 2018.  The company reported net income attributable to Culp, Inc. shareholders of $2.9 million, or $0.23 per diluted share, for the second quarter of fiscal 2019, compared with net income of $4.0 million, or $0.32 per diluted share, for the second quarter of fiscal 2018.  The financial results for the second quarter of fiscal 2019 included a net benefit of approximately $543,000 in restructuring and related charges and credits and other non-recurring items, due mostly to the closure of the company’s Anderson, South Carolina, production facility.  Excluding this net credit, pre-tax income for the second quarter of fiscal 2019 was $3.7 million.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “As expected, our results for the second quarter reflect the ongoing challenges facing the bedding industry, related to the significant increase of low-priced imported mattresses from China. We believe the recent petition approved under U.S. trade laws to address this situation will ultimately be favorable for the domestic mattress industry.  However, the high volume of imports continued to affect our major customers during the second quarter, which reduced demand for our mattress fabrics and covers.  Our upholstery fabrics business had a solid performance for the second quarter, with a meaningful sales contribution from Read Window Products (“RWP”), acquired at the end of fiscal 2018.

“While we are experiencing considerable headwinds with respect to the mattress industry, we are optimistic that we will begin to see improvement in our quarterly results during the fourth quarter of the fiscal year.  We will continue to execute on our product driven strategy as we expand our reach into new markets.  We are excited about the potential growth opportunities for RWP in the upholstery fabrics business and for eLuxury, Culp’s e-commerce business offering bedding accessories and home goods direct to consumers, in our mattress fabrics business.  Above all, we remain focused on offering creative designs and innovative products that meet the changing demands of a diverse customer base.

“Importantly, we have continued to generate strong free cash flow, especially during the second quarter, and return funds to shareholders through another quarterly dividend increase and share repurchases.  These decisions reflect our confidence in Culp’s future.  We have the financial strength to support our business in this current environment, and we are well positioned for continued growth as market conditions evolve,” said Saxon.

Mattress Fabrics Segment

Sales for this segment were $42.0 million for the second quarter, compared with $48.6 million for the second quarter of fiscal 2018.

“Our mattress fabric sales for the second quarter of fiscal 2019 reflect the ongoing disruptions and uncertainties surrounding the mattress industry,” said Iv Culp, chief operating officer and president of Culp’s mattress fabrics division.  “We were pleased to see sequential sales growth over the first quarter, however, imported mattresses entering the United States from China have continued to significantly disrupt the domestic mattress business.  In anticipation of both increased tariffs on mattresses and the anti-dumping petition that was approved by the United States International Trade Commission (ITC) on November 1, 2018, we believe that a number of companies and retailers accelerated orders and promotions of low-cost imported mattresses.  As a result, we experienced continued lower demand for mattress fabric and sewn covers from our customers during the quarter.

“The second quarter marked the first full quarter to include the operations of eLuxury. We are excited about this important new sales channel for Culp and the opportunity to participate in the growing e-commerce direct-to-consumer space.  We are working hard to develop and create innovative bedding accessory items to be marketed through this exciting platform.  New products have already been developed within Culp’s global manufacturing platform, and inventory is being prepared for product launches.  We believe eLuxury will enhance our strong value proposition, and we expect to see favorable growth trends from this new business category as we move into the second half of fiscal 2019.

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Culp Announces Results for Second Quarter Fiscal 2019

November 29, 2018

“Looking ahead, we see ongoing challenges in the mattress industry that will continue to affect short-term demand trends and our operating performance.  While we were pleased to see the anti-dumping petition approved, and we are beginning to see some positive developments, it is uncertain when demand trends will return to more normal levels.  We believe the expected punitive measures against Chinese importers will ultimately benefit our customers and our business.  Once this uncertainty is behind us, we expect our mattress fabrics sales and operating performance will improve during the fourth quarter of this fiscal year.  In spite of the challenges we are facing, we have a solid core business and a strong competitive position across all product categories from fabric to sewn covers.  We look forward to the opportunities ahead to expand our market reach with complementary products and new sales channels, especially as the mattress industry begins to stabilize,” said Culp.

Upholstery Fabrics Segment

Sales for this segment were $35.0 million for the second quarter, compared with sales of $32.1 million in the second quarter of fiscal 2018.

“We are pleased with our upholstery fabrics sales performance for the second quarter, as we met our expectations with a solid 9.1 percent growth over the second quarter last year,” noted Boyd Chumbley, president of Culp’s upholstery fabrics division.  “These results reflect our ability to offer creative designs and a wide array of innovative products to a diverse customer base, with higher sales to customers in both the residential and hospitality markets.  Importantly, these trends reflect a meaningful contribution from RWP in the hospitality market.  We are excited about the additional growth opportunities for our expanded offering of window treatments.  We had another successful showing at the October furniture market, which, for the first time, had a hospitality section where we featured our complete line of products, including window treatments.  Our ‘performance’ line of fabrics was again well received at this market, and we continue to see favorable demand trends and strong placements with customers.  Additionally, our LiveSmart® performance fabrics were recently featured on The Learning Channel (TLC) television program, ‘Make This Place Your Home.’  Our product-driven strategy and ability to reach more customers and new end-user markets are distinct competitive advantages for Culp in today’s global marketplace.

“Our operating performance for the second quarter of fiscal 2019 was also in line with expectations.  We were able to benefit from a more favorable currency exchange rate in China.  However, this gain was partially offset by the unfavorable impact of tariffs implemented during the quarter.  With the closure of our Anderson, South Carolina, operation early in the second quarter, we incurred approximately $270,000 in restructuring and related costs.  Notably, we sold the related equipment for approximately $1.3 million, and we are actively pursuing the sale of the physical plant.

“Looking ahead, the potential for additional tariffs in 2019 and associated geopolitical risks remains uncertain.  We continue to monitor the situation and the related impact on Culp’s business, and if additional tariffs are implemented, we will determine an appropriate response. Despite these uncertainties, we believe Culp is well positioned to benefit from any uptick in demand for home furnishings and more stable market conditions,” added Chumbley.

Balance Sheet

“Despite the headwinds we are facing in the mattress fabrics business, we have maintained a strong financial position through the first half of fiscal 2019, generating $6.6 million in cash flow from operations.  We reported $41.5 million in total cash and investments and no debt as of October 28, 2018,” added Ken Bowling, senior vice president and chief financial officer of Culp, Inc.  “During the first six months of this fiscal year, we have spent $3.5 million on capital expenditures, including vendor financed payments, funded $12.1 million for acquisition-related expenses and returned $3.1 million to shareholders in regular dividends and share repurchases.”

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Culp Announces Results for Second Quarter Fiscal 2019

November 29, 2018

Dividends and Share Repurchases

The company also announced that the board of directors approved an 11 percent increase in the company’s quarterly cash dividend from $0.09 to $0.10 per share, or $0.40 per share on an annualized basis, marking the seventh increase in the annual dividend amount since the first quarter of fiscal 2014.  This payment will be made on January 16, 2019, to shareholders of record as of January 2, 2019.  Future dividend payments are subject to board approval and may be adjusted at the board’s discretion as business needs or market conditions change.

The company repurchased approximately 37,000 shares during the first six months of fiscal 2019, leaving $4.2 million available under the share repurchase program approved by the board in June 2016.

Since June 2011, the company has returned approximately $60 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Financial Outlook

Commenting on the outlook for the third quarter of fiscal 2019, Bowling remarked, “We expect overall sales to be down approximately seven percent compared with the third quarter of last year.

“We expect sales, operating income and margins in our mattress fabrics segment to show sequential improvement over the second quarter, but to be significantly lower than the third quarter of fiscal 2018, due primarily to the continued significant growth in Chinese imported mattresses.  Assuming the bedding industry relief materializes under U.S. trade laws, we expect to see more normalized trends during the fourth quarter of fiscal 2019 that are more in line with the prior year.

“In our upholstery fabrics segment, we expect sales to be slightly up compared with a strong third quarter last year due to the timing of the Chinese New Year.  Operating income and margins are also expected to be slightly up compared with the same period a year ago.  However, our projections are contingent upon any potential additional tariffs that could be imposed effective January 1, 2019, and could therefore affect our operating costs.

“Considering these factors, the company expects to report pre-tax income for the third fiscal quarter of 2019 in the range of $4.6 million to $5.4 million, excluding any restructuring and related charges and credits and other non-recurring charges.  Pre-tax income for last year’s third quarter was $7.5 million. Our performance for the fourth quarter of fiscal 2019 is currently expected to be more in line with the results achieved during the fourth quarter of last fiscal year.

“Based on our current budget, capital expenditures for fiscal 2019 are now expected to be in the $6.0 million to $6.5 million range, as we have moved to a more maintenance level of capital expenditures.  Additionally, given the strong free cash flow achieved in the second quarter and the current outlook, free cash flow for fiscal 2019 is expected to be improved over last year’s results, even with the significant headwinds we are facing in our mattress fabrics segment,” added Bowling.

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada, China and Haiti.

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Culp Announces Results for Second Quarter Fiscal 2019

November 29, 2018

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact due to new information, future events or otherwise.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, profit margins, profitability, operating income, capital expenditures, working capital levels, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding potential acquisitions, future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions, as well as our success in finalizing acquisition negotiations and integrating acquired businesses into our existing operations.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in tariffs or trade policy, or changes in the value of the U.S. dollar versus other currencies, could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Finally, increases in market prices for petrochemical products can significantly affect the prices we pay for raw materials, and in turn, increase our operating costs and decrease our profitability. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 13, 2018 for the fiscal year ended April 29, 2018.

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Culp Announces Results for Second Quarter Fiscal 2019

November 29, 2018

CULP, INC. Condensed Financial Highlights (Unaudited)
	Three Months Ended		Six Months Ended
	October 28, 2018	October 29, 2017	October 28, 2018	October 29, 2017
Net sales	$77,006,000	$80,698,000	$148,479,000	$160,230,000
Income before income taxes	$4,275,000	$6,159,000	$6,223,000	$12,900,000
Net income attributable to Culp, Inc.	$2,933,000	$3,976,000	$3,890,000	$8,959,000
Net income per share:
Basic	$0.23	$0.32	$0.31	$0.72
Diluted	$0.23	$0.32	$0.31	$0.71
Average shares outstanding:
Basic	12,515,000	12,440,000	12,512,000	12,420,000
Diluted	12,551,000	12,580,000	12,612,000	12,613,000

Summary of Cash and Investments October 28, 2018, October 29, 2017, and April 29, 2018 (Unaudited) (Amounts in Thousands)
	Amounts
	October 28, 2018	October 29, 2017	April 29, 2018 *
Cash and cash equivalents	$14,768	$15,739	$21,228
Short-term investments - Available for Sale	--	2,478	2,451
Short-term investments - Held-To-Maturity	26,719	4,015	25,759
Long-term investments - Held-To-Maturity	--	26,853	5,035
Total cash and investments	$41,487	$49,085	$54,473

*Derived from audited financial statements.

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Culp Announces Results for Second Quarter Fiscal 2019

November 29, 2018

CULP, INC. Adjusted Consolidated Statement of Operations For the Three Months Ended October 28, 2018 (Unaudited)

	As Reported October 28, 2018	Adjustments	October 28, 2018 Adjusted Results
Net Sales	$77,006	$-	$77,006
Cost of Sales (1)	63,680	(429)	63,251
Gross Profit	13,326	(429)	13,755

Selling, general, and administrative expenses (3)	10,103	(89)	10,014
Restructuring credit (2)	(1,061)	1,061	-
Income from operations	4,284	543	3,741

Interest expense	18	-	18
Interest income	(151)	-	(151)
Other expense	142	-	142
Income before income taxes	$4,275	$543	$3,732

(1)
The $429 represents a restructuring related charge of $270 for other operating costs associated with our closed Anderson, SC, upholstery fabrics plant facility and a non-recurring charge of $159 for employee termination benefits and other operational reorganization costs associated with our mattress fabrics segment.

(2)
The $1.1 million restructuring credit represents a $1.1 million gain on sale of equipment, partially offset by a charge of $63 for employee termination benefits associated with the closure of our Anderson, SC, upholstery fabrics plant facility.

(3)	The $89 represents employee termination benefits and other operational reorganization costs associated with our mattress fabrics segment.

Adjusted Consolidated Statement of Operations For the Six Months Ended October 28, 2018 (Unaudited)

	As Reported October 28, 2018	Adjustments	October 28, 2018 Adjusted Results
Net Sales	$148,479	$-	$148,479
Cost of Sales (1)	124,594	(1,995)	122,599
Gross Profit	23,885	(1,995)	25,880

Selling, general, and administrative expenses (3)	18,136	(89)	18,047
Restructuring credit (2)	(610)	610	-
Income from operations	6,359	(1,474)	7,833

Interest expense	38	-	38
Interest income	(301)	-	(301)
Other expense	399	-	399
Income before income taxes	$6,223	$(1,474)	$7,697

(1)
The $2.0 million represents a restructuring related charge of $1.6 million for inventory markdowns and $270 for operating costs associated with the closure of our closed Anderson, SC, upholstery fabrics plant facility and a non-recurring charge of $159 for employee termination benefits and other operational reorganization costs associated with our mattress fabrics segment.

(2)
The $610 million restructuring credit represents a $1.1 million gain on sale of equipment, partially offset by a charge of $513 for employee termination benefits associated with the closure of our Anderson, SC, upholstery fabrics plant facility.

(3)	The $89 represents employee termination benefits and other operational reorganization costs associated with our mattress fabrics segment.

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